UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 2, 2016

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 Technology Forest Blvd., The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 2, 2016, Opexa Therapeutics, Inc. (the “Company”) announced that it was implementing a restructuring initiative which includes a reduction of approximately 30% of its current full-time workforce of 36 employees in order to reduce operating expenses and conserve cash resources.  The restructuring initiative is intended to allow the Company to focus its resources on completion of the ongoing Phase IIb Abili-T clinical trial of Tcelna® in patients with Secondary Progressive Multiple Sclerosis.  The Company expects to report top-line data from the Abili-T trial in early Q4 2016, and the restructuring initiative is expected to extend the Company’s current cash runway into the first quarter of 2017.

The workforce reduction is effective immediately.  The Company also adopted a retention plan (the “Retention Plan”) whereby those non-officer employees who are continuing with the Company will be entitled to receive a retention bonus equal to two months of base salary if they either (i) remain in continuous employment with the Company through February 28, 2017 or (ii) their employment is earlier terminated by the Company without cause and a general release and waiver of claims in favor of the Company is executed.

The Company estimates that it will record a one-time severance-related cash charge of approximately $325,000 associated with the workforce reduction in the first quarter of 2016.  The Company also estimates that that it will incur aggregate cash charges of approximately $330,000 associated with payments anticipated to be made under the Retention Plan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure contained in Item 2.05 above.  The employment of Karthik Radhakrishnan, the Company’s Chief Financial Officer, was terminated as part of the reduction-in-force.  Mr. Radhakrishnan will also no longer serve as the Company’s principal financial officer and principal accounting officer.  Neil K. Warma, the Company’s President and Chief Executive Officer, was appointed as Acting Chief Financial Officer, as well as principal financial officer and principal accounting officer, effective as of March 2, 2016.

Pursuant to the terms of Mr. Radhakrishnan’s March 2013 offer letter, he will be entitled to receive severance payments equal to six months of his base salary and vesting for any unvested stock options will accelerate by six additional months.  In addition, Mr. Radhakrishnan will have a period of twelve months following his termination of employment within which to exercise any vested options, as opposed to the three months otherwise available for terminating employees.  The severance benefits are subject to Mr. Radhakrishnan executing and delivering a general release and waiver of claims in favor of the Company, not being in breach of the offer letter or the Company’s proprietary information and inventions agreement, and not engaging in any activity which is competitive with the Company while receiving the severance benefits.

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Item 9.01	Financial Statements and Exhibits.

 A copy of the press release issued by the Company to announce the restructuring initiative is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
Statements contained in this report, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “may,” “intends,” “potential,” “should,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the reduction-in-workforce and the anticipated future reduction in operating expenses and cash conservation benefits associated therewith, the future charges expected to be incurred and cash payments expected to be made in connection with the Retention Plan, and the Company’s projected cash runway, constitute forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks and uncertainties associated with possible changes in the magnitude of the planned workforce reduction and the timing of employee separations, including as a result of changes that may occur in the Company’s operations or operating plan, or other reasons or events, possible changes in the amount of charges and cash payments associated with the workforce reduction and/or Retention Plan, including the possibility that the Company may incur unanticipated charges or make cash payments that are not currently contemplated, and the Company’s ability to reduce its operating expenses and conserve cash on a net basis as a result of the workforce reduction. These and other risks are described in detail in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. All forward-looking statements contained in this report speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 2, 2016	OPEXA THERAPEUTICS, INC.

	By:	/s/ Neil K. Warma
Neil K. Warma
President, Chief Executive Officer and Acting Chief Financial Officer

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